Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS CONTINUED GROWTH STAMFORD, JULY 19, 2007 Patriot National Bancorp, Inc. (NASDAQ Global Market “PNBK”), the parent of Patriot National Bank, reported net income of $534,000 ($0.11 income per share) for the quarter ended June 30, 2007, an increase of 5%, compared to net income of $508,000 ($0.16 income per share) for the quarter ended June 30, 2006.  For the six month period ended June 30, 2007 net income of $1,051,000 ($0.22 income per share) was 16% higher than the net income of $907,000 ($0.28 income per share) reported for the six month period ended June 30, 2006.

Total assets at June 30, 2007 were $756 million representing an increase of 17% from December 31, 2006 when total assets were $646 million and an increase of 35% from June 30, 2006 when total assets were $559 million.  Loans increased $142 million, or 32%, from June 30, 2006 to total $592 million as of June 30, 2007.  Loans increased $85 million, or 17%, for the six month period ended June 30, 2007.  The growth in the loan portfolio, which was achieved while continuing to maintain strict underwriting standards, was driven by strong customer demand for construction and commercial real estate financing.  The Bank’s pipeline of approved but not yet closed loans at June 30, 2007 of $93 million was 99% higher than the pipeline at June 30, 2006.  The Bank continues to focus on making loans to local customers on property in areas that the Bank is familiar with.  There is no exposure to sub-prime or Alt-A loans within the portfolio.  The Bank’s non-accruing loans, all to one borrower, have been reduced to $2.8 million at June 30, 2007 from $2.9 million at December 31, 2006.  A portion of the balance is guaranteed by the SBA in addition to collateral consisting of commercial and residential real estate as well as business assets that serve as collateral for the entire balance.  Due to the current assessment of risk within the portfolio it was determined that no increase was required to the loan loss reserve for the quarter.

Total deposits at June 30, 2007 were $679 million which represents an increase of $118 million, or 21%, from December 31, 2006.  Compared to June 30, 2006 deposits increased $206 million, or 44%.  Mr. Charles F. Howell, President and Chief Executive Officer of Patriot National Bank, attributed the strong deposit growth to the number of new branches opened during the period.  The branch network at June 30, 2007 is 60% larger than it was at the end of the third quarter of 2006.  Patriot opened a branch and acquired a branch during the fourth quarter of 2006.  In 2007, three branches were opened during the first quarter and one branch was opened in the second quarter in Bedford, NY.  Deposit growth will therefore fluctuate as the Bank continues to execute its strategic plan by opening branches when good quality locations become available within the Bank’s desired footprint.  Deposit growth is expected to be slower in the second half of the year than it was in the first half as the Bank plans to open branches in Westport, CT and Scarsdale, NY during the fourth quarter.  The Bank also has plans to open branches in Bridgeport and Stratford, CT early in 2008.

The growth in the balance sheet resulted in net interest income increasing $934,000, or 19%, from $4,967,000 for the quarter ended June 30, 2006 to $5,901,000 for the quarter ended June 30, 2007.  For the six month period ended June 30, 2007 net interest income of $11,503,000 was 20% higher than the same period in the prior year.  Pricing for both loans and deposits remains extremely competitive in the Bank’s market as the net interest margin dropped from 3.50% in the first quarter to 3.28% in the second quarter.  A significant contributing factor to the decrease was the amount of liquidity that built up in the balance sheet as deposit growth outpaced loan growth during the first half of the year.  The net interest margin is expected to increase during the second half of the year as loan growth exceeds deposit growth and liquidity gets redeployed into higher yielding assets.  High interest rate CDs maturing late in the third quarter are anticipated to renew at significantly lower interest rates.

Non-interest income decreased 9% to $526,000 for the quarter ended June 30, 2007 compared to the same period in the prior year.  Mortgage brokerage and other loan fees are down 31% primarily due to a slowdown in residential loans sold in the secondary market.  Deposit fees and other income are up 38% as a result of higher usage and activity fees.  For the six month period ended June 30, 2007 non-interest income is down 8% from the same period in the prior year for the same reasons as noted for the second quarter.

Total non-interest expense increased 26% from $4,395,000 for the quarter ended June 30, 2006 to $5,553,000 for the quarter ended June 30, 2007.  For the six months ended June 30, 2007 non-interest expenses of $10,896,000 are 29% higher than the same period in 2006.  Salaries and benefits are up $484,000, or 19%, for the quarter and occupancy and equipment expense is up $324,000 or 47%.  The increase in salaries and benefits are primarily the result of additional branch personnel, loan officers, credit administration and marketing personnel.  The increase in occupancy and equipment expense is due to additional branch locations and equipment required to service those locations.  Data processing and item processing costs also increased $133,000 for the quarter due to systems costs to service the new locations and activity charges resulting from an increased customer base.  Mr. Howell noted that the growth in the branch network and infrastructure within the Bank has impacted short term earnings but is considered to be an investment in the future and provides the Bank with the opportunity to leverage that investment to provide future profitability and additional growth in the balance sheet.

Mr. Howell indicated that he was pleased with the results for the quarter which was achieved despite a very difficult operating environment for the banking industry.  He was particularly gratified by the credit quality of the loan portfolio and the size of the loan pipeline which will help to insure consistent loan growth.  Continued strong credit quality and loan growth, combined with an anticipated improvement in the net interest margin, will allow the Bank to improve earnings over the reminder of the year.

Patriot National Bank is headquartered in Stamford, Connecticut and currently has 14 full service branches in Connecticut and two in New York. It also has loan production offices in Stamford, CT and Melville, NY.

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006

	(000)	(000)	(000)	(000)
Net interest income	$5,901	$4,967	$11,503	$9,578
Non-interest income	526	581	1,111	1,212
Non-interest expense	5,553	4,395	10,896	8,434
Provision for loan losses	-	351	-	924
Income before taxes	874	803	1,718	1433
Loans at period end	592,073	450,452	592,073	450,452
Deposits at period end	679,263	472,629	679,263	472,629
Assets at period end	755,904	559,006	755,904	559,006
Shares outstanding	4,742	3,231	4,742	3,231

Income per share	0.11	0.16	0.22	0.28

Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management’s beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control, and actual results and performance may differ significantly from those contained in forward-looking statements. A discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Patriot’s Annual Report on Form 10-K for the year ended December 31, 2006.